Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2017 (except for the 7th paragraph of Note 1, as to which the date is January 12, 2018) in the Registration Statement (Form S-1) and the related Prospectus of Tandem Diabetes Care, Inc. to be filed with the Securities and Exchange Commission on or about January 12, 2018 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

January 12, 2018